Exhibit 10.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS:  [***]

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of January 31, 2024, by and between Andrei Floroiu (“Executive”) and Vaxart, Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

1.          Separation. Executive’s employment with the Company and its affiliates is hereby terminated as of January 16, 2024 (the “Separation Date”), and pursuant to the Letter of Resignation attached as Exhibit A to this Agreement, Executive has resigned from his employment, any and all positions, with the Company and its affiliates.

2.            Payments and Benefits.

(a)         Earned Benefits. Except as provided herein, all Company-provided benefits ceased to accrue as of the Separation Date. Executive shall be provided the earned payments and benefits set forth as the “Earned Benefits” in Exhibit B hereto.

(b)         Separation Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the Release attached as Exhibit C to this Agreement (the “Release”) and the effectiveness of such Release as provided in Section 3 of this Agreement, and compliance with the restrictive covenants set forth on Exhibit D, the Company shall pay or provide to Executive the payments and benefits contemplated by Section 4(b) of the Vaxart, Inc. Severance Benefit Plan (the “Severance Plan”) to which Executive is entitled upon a Non-CIC Termination (and as set forth as “Severance Payments” on Exhibit B hereto), in each case upon the terms, and subject to the conditions, of the Severance Plan and Exhibit B, along with such additional benefits set forth on Exhibit B.

(c)         Full Payment. Executive acknowledges that the payments and arrangements contained in this Agreement (including Exhibit B) shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and his termination therefrom.

3.         Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2(b) of this Agreement, within 60 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will receive only the Earned Benefits and will not be entitled to any other payment or benefit under Section 2(b) of this Agreement.

4.           Conditions and Restrictive Covenants.

(a)         Executive specifically acknowledges and agrees that he remains obligated to comply with the following provisions of the Severance Plan, which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding Executive’s termination of employment: Section 5 (Conditions and Limitations on Benefits), Section 6 (Tax Matters), Section 7 (Reemployment), Section 8 (Clawback; Recovery), Section 9 (Right to Interpret Plan), Section 11 (Legal Construction), Section 12 (Claims, Inquiries and Appeals) and Section 13 (Basis of Payments to and From Plan).

(b)         In addition, Executive acknowledges and reaffirms his obligations under the Confidentiality Agreement (as defined in Section 3(b) of the Severance Plan), which agreement shall continue to apply, in accordance with its terms, on and after the Separation Date, notwithstanding Executive’s termination of employment.

(c)         Executive acknowledges and reaffirms his obligations under Section 12 (Restrictive Covenant – Outside of CA) of the letter agreement between Executive and the Company dated as of June 14, 2020, as amended on May 2, 2023 and the additional restrictive covenants set forth on Exhibit D hereof.

(d)         Executive agrees and covenants that, as a condition of this Agreement, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or litigation involving the Company in any way, as to which Executive, by virtue of his or her employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum.

5.           Miscellaneous.

(a)         Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation (or require Executive to make arrangements satisfactory to the Company for the payment of such required withholding taxes).

(b)         Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(c)         Final and Entire Agreement; Amendment. This Agreement, together with the Exhibits and the other documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. This Agreement and its exhibits control over inconsistent terms in prior documents, plans, policies or agreements. The Company may not modify or take any action under the Severance Plan or any equity or bonus plan to reduce, revoke or deny Executive the benefits and rights in Exhibit B, unless required by law. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

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(d)         Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to conflict of laws principles, except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended.

(e)         Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Executive: at Executive’s most recent address on the records of the Company; and (ii) if to the Company: Vaxart, Inc., c/o Dr. David Wheadon, Chair of the Compensation Committee, 170 Harbor Way, Suite 300, South San Francisco, CA 94080, Email: [***], or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(f)         Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

VAXART, INC.

By:	/s/ Michael Finney
Dr. Michael J. Finney, Ph.D.
Chairman of the Board

EXECUTIVE

/s/ Andrei Floroiu
Andrei Floroiu

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EXHIBIT A

Letter of Resignation

January 16, 2024

Vaxart, Inc.
170 Harbor Way, Suite 300
South San Francisco, CA 94080

Attn: Dr. Michael J. Finney, Ph.D.

         Effective as of 12:00 a.m. Pacific Time on January 16, 2024, I hereby resign (i) from any and all positions held by me as an officer, including as Chief Executive Officer, of Vaxart, Inc. (the “Company”), (ii) as a member of the Board of Directors of the Company, and (iii) from any and all positions held by me as an officer or director of any subsidiaries or affiliates of the Company.

Sincerely,

/s/ Andrei Floroiu
Andrei Floroiu

EXHIBIT B
SEPARATION PAYMENTS AND BENEFITS
UNDER THE SEVERANCE PLAN

Description of Payment/Benefit	Payment Terms
Earned Benefits under Section 4(a) of the Severance Plan

■         The Company shall issue Executive’s final paycheck on the Separation Date, which shall include accrued but unpaid PTO, and which shall be in full satisfaction of the Company’s obligations to Executive under Section 4(a) of the Severance Plan.

Severance Payments under Section 4(b) of the Severance Plan, plus an Additional 6 Months of Severance

■         The Company shall pay to Executive an amount equal to $572,000 (which represents 12 months of his annual base salary), payable in regular installments in accordance with the Company’s normal payroll practices, over the 12 month period commencing on the Separation Date (the “Severance Period”) per the following terms: (1) the installments shall commence to be paid on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (2) the first installment shall include as a lump sum all payments (without interest) that accrued from the Separation Date until such first payroll date, and (3) the remaining installments shall be paid as otherwise scheduled for the Severance Period, which amount shall be in full satisfaction of the Company’s obligations to Executive under Section 4(b)(i) of the Severance Plan.

■         If Executive is eligible for and has made the necessary elections for continuation coverage pursuant to COBRA under a group health, dental or vision plan sponsored by the Company, the Company will pay, as and when due directly to the COBRA carrier, the portion of the COBRA premiums paid by the Company prior to the Separation Date which, when coupled with the remaining portion of the COBRA premiums to be paid by Executive, will be sufficient to continue Executive’s COBRA coverage for himself and his eligible dependents from the Separation Date until the earliest to occur of (i) the first anniversary of the Separation Date, and (ii) the date on which Executive becomes eligible for health insurance coverage in connection with new employment or self-employment, which amount shall be in full satisfaction of the Company’s obligations to Executive under Section 4(b)(ii) of the Severance Plan. Executive agrees to promptly notify the Company as soon as he becomes eligible for health insurance coverage in connection with new employment or self-employment during the one-year period after the Separation Date.

■         Notwithstanding the foregoing, and except as otherwise provided by the Chair of the Compensation Committee, in the event that (i) Executive fails to return all Company Property (as defined in Section 3(d) of the Severance Plan) in any material respect (and after a reasonable notice and cure period, if such breach is capable of being cured), or (ii) Executive breaches (or threatens to breach) any of his obligations under Section 4 of the Agreement (including, without limitation, the restrictive covenants set forth on Exhibit D hereto), the Company’s obligation to pay the amounts (including remaining Severance Payments, if any) or provide the benefits described above shall terminate and be of no further force or effect and Executive will forfeit his rights to receive any such amounts or benefits.

Annual Bonus, Equity Awards and Attorney Fees

■         The Company shall pay to Executive the 2023 bonus, if any, less applicable withholdings, on the date the bonus is paid to active Company employees. The 2023 bonus shall be calculated based solely on actual Company performance results approved by the Board of Directors and without regard to any adjustments (discretionary or otherwise) for individual performance as applicable to the 2023 CEO target bonus (if bonus payout ratio is 80%, the bonus shall be 80% of target, or 80% x 50% x 572,000 annual base salary).

■         Executive’s outstanding stock options and restricted stock unit awards under the Company’s 2019 Equity Incentive Plan (the “EIP”) that otherwise would have vested as of September 30, 2024, had Executive’s employment continued through that date, shall be treated as fully vested as of the Separation Date. Executive’s outstanding stock options and restricted stock unit awards under the EIP that are not vested as of the Separation Date (after application of the immediately preceding sentence) automatically shall be forfeited for no consideration as of the Separation Date without further action or notice.

■         Executive’s outstanding stock options under the EIP that have vested on or prior to the Separation Date (after application of the terms of this Agreement) will remain exercisable following the Separation Date upon the terms, and subject to the conditions, of the applicable award agreement and EIP (provided that, notwithstanding any provisions to the contrary therein, the applicable post-termination exercise period shall expire on the second anniversary of the Separation Date). Executive agrees that the Company and its officers, employees, attorneys and agents do not have any obligation to notify Executive prior to the expiration of any vested stock option and that Executive has the sole responsibility for monitoring the expiration of any vested stock option and for exercising such award, if at all, before it expires.

■         The Company shall reimburse Executive for his reasonable attorney fees and expenses incurred in connection with the preparation, negotiation and execution of this Agreement up to an aggregate amount not to exceed $5,000, with such reimbursement to be paid by March 31, 2024, provided that Executive first submits documentation of such fees and expenses in a form reasonably acceptable to the Company.

EXHIBIT C
RELEASE OF CLAIMS

This Release (this “Release”) is made and entered into as of this 31st day of January, 2024, by and between Vaxart, Inc. (the “Company”) and Andrei Floroiu (“Executive”).

1.    Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of January 16, 2024 (the “Separation Date”).

2.    Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 2(b) of the Separation Agreement between Executive and the Company dated January 31, 2024 (the “Separation Agreement”). Executive agrees that Executive has been fully compensated for all work performed through the Separation Date, including the Earned Benefits (as defined in Section 2(a) of the Separation Agreement), and is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Section 2(b) of the Separation Agreement.

3.    No Liability. This Release does not constitute an admission by the Company or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.    General Release.

(a)         In consideration of the payments and benefits set forth in Section 2 above, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (“Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its parents, subsidiaries, affiliates, divisions, successors, assigns, officers, directors, partners, agents, attorneys, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company from the beginning of time and up to and including the date Executive executes this Release (collectively “Claims”).

This Release includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy, contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction, including those that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the National Labor Relations Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1966, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Genetic Information Non-discrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Post-Civil War Civil Rights Act (42 U.S.C. §§1981-1988); (v) any claims arising under California law, including the California Fair Employment and Housing Act (FEHA), the California Labor Code, and the California Constitution, or any other foreign, federal, state or local law or judicial decision, (vi) claims arising under Florida law, including the Florida Civil Rights Act, the Florida Minimum Wage Act, the Florida Whistleblower Act, Florida’s general labor laws (Fla. Stat. §§ 448.01 to 448.09), retaliation provisions under the Florida Workers’ Compensation Act, (vii) claims arising under the Employee Retirement Income Security Act (excluding claims for amounts that are vested benefits or that Executive is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law), and (vii) any other statutory or common law claims related to Executive’s employment with the Company or the separation of Executive’s employment with the Company.

However, this Release excludes, and Executive does not waive, release, or discharge: (A) any claim or liability for severance or separation benefits specifically provided under the Separation Agreement; (B) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or other similar federal or state administrative agencies, although Executive waives any right to monetary relief related to any filed charge or administrative complaint; (C) any right to make claims under Florida’s unemployment compensation statute (Fla. Stat. § 443.041), or any other claims that cannot be waived by law; (D) indemnification rights Executive has against the Company under applicable corporate law, the by-laws or certificate of incorporation of the Company or any of its affiliates, or as an insured under any director’s and officer’s liability insurance policy now or previously in force; (E) any right to file an unfair labor practice charge under the National Labor Relations Act; and (F) any claims arising under the Employee Retirement Income Security Act that are vested benefits or that Executive is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law.

(b)         Waiver of California Civil Code Section 1542. This Release is intended to be effective as a general release of and bar to all claims as stated in this Section. Accordingly, the Releasors specifically waive all rights under California Civil Code Section 1542, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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Executive acknowledges that Executive may later discover claims or facts in addition to or different from those which Executive now knows or believes to exist with regards to the subject matter of this Release, and which, if known or suspected at the time of executing this Release, may have materially affected its terms. Nevertheless, the Releasors waive any and all Claims that might arise as a result of such different or additional claims or facts.

5.    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive in this Release, Executive hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all claims, whether known or unknown, from the beginning of time through the date of Executive’s execution of this Release arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Release, Executive hereby acknowledges and confirms that:

(a)         Executive has read this Release in its entirety and understands all of its terms;

(b)         by this Release, Executive has been advised in writing to consult with an attorney of Executive’s choosing as Executive believed was necessary before signing this Release;

(c)         Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it;

(d)         Executive is signing this Release in exchange for good and valuable consideration in addition to anything of value to which Executive Employee is otherwise entitled;

(e)         Executive was given at least twenty-one (21) days to consider the terms of this Release and consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired;

(f)         Executive understands that he has seven (7) days after signing this Release to revoke it by delivering notice of revocation to the Company under Section 7 hereof before the end of this seven-day period; and

(g)         Executive understands that the release contained herein does not apply to rights and claims that may arise after Executive signs this Release.

6.    Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Releasees with respect to any cause, matter or thing which is the subject of the releases under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the other party all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

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7.    Notices. All notices and other communications under this Release must be in writing and will be given by hand delivery or via e-mail or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Executive: at Executive’s most recent address on the records of the Company; and (ii) if to the Company: Vaxart, Inc., c/o Dr. David Wheadon, Chair of the Compensation Committee, 170 Harbor Way, Suite 300, South San Francisco, CA 94080, Email: [***], , or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

8.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles.

9.    Revocation. Executive has a period of seven (7) days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company under Section 7 of this Release, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2(b) above.

10.    Miscellaneous. This Release is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

11.    Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS RELEASE. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY AND RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

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IN WITNESS WHEREOF, the parties hereto have each executed this Release as of the date first above written.

VAXART, INC.

By:	/s/ Michael Finney
Dr. Michael J. Finney, Ph.D.
Chairman of the Board

EXECUTIVE

/s/ Andrei Floroiu
Andrei Floroiu

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EXHIBIT D

Restrictive Covenant Obligations

1.            Restrictive Covenants. Andrei Floroiu (hereinafter referred to as “you or “your”) agrees to fully comply with the covenants set forth in this Exhibit D to the Separation Agreement (the “Agreement”). Capitalized terms used in this Exhibit D and not otherwise defined herein have the meanings ascribed thereto in the Agreement.

2.           Confidential Information. You agree, except as provided in Section 7 below, to keep confidential any and all information or documents, including information or documents respecting the suppliers, marketing plans, operational plans and policies, client lists, pricing lists, financial information, personnel policies, terms and conditions of arrangements with vendors and business relations and any other Confidential Information (as defined below), relating to the Company or any of its subsidiaries (the “Company Group”) or any of its members’ respective operations or business, and shall not disclose such information or documents to any person or use such information or documents in any manner without the prior written consent of the Company except, upon prior written notice to the Company, to the extent any such disclosure or use is required by law; provided, that the foregoing shall not include any documents or information that are or become publicly available other than by reason of a violation of this clause or any other confidentiality obligations to which you or others are bound.

3.            Nonsolicitation; Noncompetition.

(a)    Noncompetition. For a period of one (1) year immediately following the Separation Date (the “Restricted Period”), you will not, directly or indirectly, for your own benefit or for the benefit of any other individual or entity other than the members of the Company Group: engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or affiliate thereof) the development of oral recombinant vaccines for coronavirus, norovirus, influenza, respiratory syncytial virus, or cervical cancer and dysplasia caused by human papillomavirus (or any combination of the foregoing) anywhere in North America or in any other country in which the Company does business. Notwithstanding the foregoing, you shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b)    Non-Solicitation of Company Personnel. During the Restricted Period, you will not, directly or indirectly, for your own benefit or for the benefit of any other individual or entity: (i) employ or hire any director, officer, employee or independent contractor of any member of the Company Group (the “Company Personnel”) in any capacity (whether as an employee, contractor, consultant or otherwise) who is, or was during the 12 months preceding the time of the solicitation or attempt to solicit, employed by any member of the Company Group; (ii) recruit, entice or induce any Company Personnel to leave his or her or their engagement with any member of the Company Group; or (iii) otherwise negatively interfere with the Company Group’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that you may publish without targeting any Company Personnel shall not be considered a violation of this Section 3(b).

(c)    Non-Solicitation of Company Customers. During Restricted Period, you will not, directly or indirectly, for your own benefit or for the benefit of any other individual or entity: (i) solicit business from any customer, supplier, vendor, licensee, licensor, franchisee, channel partner, reseller or other business relation of any member of the Company Group (the “Company Customers”) or provide or offer to provide to any Company Customer any products or services that are similar to or otherwise competitive with any product or service provided by, or that could be provided by, the Company; (ii) cause or encourage any Company Customer to reduce or cease doing business with any member of the Company Group; or (iii) otherwise negatively interfere with the Company’s Group’s relationships with any Company Customer.

(d)    Tolling. Without limiting the Company Group’s ability to seek other remedies available in law or equity, if you violate any of the provisions of Sections 3(a), 3(b) or 3(c), the Restricted Period shall be extended by one day for each day that you are in violation of such provisions, up to a maximum extension equal to the length of the applicable post-termination restricted period, so as to give each member of the Company Group the full benefit of the bargained-for length of forbearance.

(e)    Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(f)    Waiver. At any time, the Company may in its sole discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by an executive officer of the Company, or, if you are an executive officer of the Company, by the Board of Directors of the Company (the “Board”).

4.          Nondisparagement. You agree that, during and after your period of service with the Company Group, you shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage the Company, any other member of the Company Group, or any of their respective predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives (“Protected Persons”), with respect to any of their respective past or present activities, or otherwise publish, whether in writing (electronically or otherwise) or orally statements that malign, denigrate, or disparage any of the aforementioned parties. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 4 is intended to prevent you from (a) making statements to your legal advisors, (b) making truthful statements in respect of any legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or other obligation you may have to cooperate with or provide information to any government authority, (c) making statements with respect to Protected Persons that you do not know or should not reasonably have known are Protected Persons, and (d) engaging in conduct protected by Section 7 below.

5.           Inventions and Patents. You agree that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company Group’s business developed by you alone or in conjunction with others at any time during your services to the Company Group shall belong to the Company or the Company Group member that then employs you. You will use your best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership. This Section 5 shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company Group was used and which was developed entirely on your own time, and (1) which does not relate (a) to the business of the Company Group, or (b) to the Company Group’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by you for the Company Group.

6.           Surrender of Records. You agree that you shall not retain and shall promptly surrender to the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in your possession or under your control or accessible to your which contain any Confidential Information following the Separation Date.

7.            Protected Activity. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (a) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Confidential Information to your attorney and use the Confidential Information in the court proceeding, if you file any document containing the Confidential Information under seal, and do not disclose the Confidential Information, except pursuant to court order. Notwithstanding anything to the contrary contained herein, nothing in this Exhibit D prohibits you from: (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, (iii) testifying under oath pursuant to legal process or otherwise making any disclosure of information required by law, or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful. You do not need the prior authorization of the Company to make any such reports or disclosures and you shall not be required to notify the Company that such reports or disclosures have been made.

8.            Participant Acknowledgements.

(a)    Protectable Interests of the Company Group. You acknowledge that the members of the Company Group have expended and shall continue to expend substantial amounts of time, money, and effort to develop business strategies, employee and customer relationships, and goodwill and to build an effective organization. You acknowledge that you are and shall become familiar with the Company Group’s confidential information, including trade secrets, and that your services are of special, unique, and extraordinary value to the Company Group. You acknowledge that the Company Group has a legitimate business interest and right in protecting its confidential information, business strategies, employee and customer relationships, and goodwill, and that the Company Group would be seriously damaged by the disclosure of confidential information and the loss or deterioration of its business strategies, employee and customer relationships, or goodwill.

(b)    Reasonableness of Restraints. You acknowledge that you have carefully read the Agreement, including this Exhibit D, and have given careful consideration to the restraints imposed upon you by the Agreement, and acknowledge the necessity of such restraints for the reasonable and proper protection of the Company Group’s confidential information, business strategies, employee and customer relationships, and goodwill now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by the Agreement, including as set forth on this Exhibit D, is reasonable with respect to subject matter, time period, and geographical area. You acknowledge further that although your compliance with the covenants contained in this Exhibit D may prevent you from earning a livelihood in a business similar to the business of the Company Group, your experience and capabilities are such that you have other opportunities to earn a livelihood and adequate means of support you and your dependents.

(c)    Remedies. You acknowledge that a breach of any of the covenants contained in this Exhibit D above would cause irreparable damage to the members of the Company Group in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that the Company Group shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions, and permanent injunctions without any requirement to post bond) in any court of competent jurisdiction for any actual or threatened breach of any of such covenants, which shall be in addition to any other legal or equity remedies available to any member of the Company Group. For the avoidance of doubt, the preceding sentence shall not be construed as a waiver of the rights that any member of the Company Group may have for damages under the Agreement or otherwise, and all of the Company Group’s rights shall be unrestricted.

(d)    Governing Law/Venue. Notwithstanding anything in the Agreement to the contrary, this Exhibit D shall be governed by the laws of the State of Florida. The parties agree that all disputes arising under this Exhibit D shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Florida.

9.            Definitions. The following term used in this Exhibit D shall have the following meaning:

(a)     “Confidential Information” shall mean confidential and proprietary information of the Company Group whether in graphic, written, electronic or oral form, including without limitation information relating to the Company Group’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company Group’s suppliers, customers or business partners. Confidential Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Confidential Information” may also include without limitation (i)(A) the name or address of any customer, supplier or affiliate of the Company Group or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company Group or any of its shareholders; (B) any information concerning any product, service, technology or procedure offered or used by the Company Group, or under development by or being considered for use by the Company Group; (C) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company Group; (D) any inventions, innovations, trade secrets or other items covered by Section 5; and (E) any other information which the Board has determined by resolution and communicated to you in writing to be Confidential Information for purposes hereof; provided, however, that “Confidential Information” shall not include any information that is or becomes generally known to the public other than through actions of you in violation of the covenants set forth in this Exhibit D; and (ii) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Confidential Information. The Confidential Information may also include information of a third party that is disclosed to you by any member of the Company Group or such third party at the direction of any member of the Company Group.